EXHIBIT 99.1

RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2020 RESULTS

—	First Quarter Revenues Grew 3% to $1.4 billion
—	Earnings Per Diluted Share Increased Double-Digits on Both a Reported and Adjusted Basis
—	Operating Margins Increased 60 Basis Points on a Reported Basis and 110 Basis Points on an Adjusted Basis
—	The Company Repurchased 1.3 Million Shares of Class A Common Stock During the First Quarter

NEW YORK--(BUSINESS WIRE)—July 30, 2019-- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $1.47 on a reported basis and $1.77 on an adjusted basis, excluding restructuring-related and other charges, for the first quarter of Fiscal 2020. This compared to earnings per diluted share of $1.31 on a reported basis and $1.54 on an adjusted basis, excluding restructuring-related and other charges, for the first quarter of Fiscal 2019.

“Our Company continues to evolve with the world around us while staying true to our values and creating inspiring style that endures,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “And more than 50 years in, I am very encouraged by the work we are doing to strengthen the foundations of our business, energize our teams and elevate our iconic brands.”

“We delivered first quarter results in line with our overall expectations, with better than expected operating margin and double-digit EPS growth,” said Patrice Louvet, President and Chief Executive Officer. “Our performance was driven by strong continued momentum in our international markets and expense discipline across the organization, while we continued to invest in elevating our brands and stabilize our North America business against a more volatile backdrop.”

We delivered across the following strategic initiatives in the first quarter of Fiscal 2020:

—	Win Over a New Generation of Consumers
o
Increased marketing investment by 19% to last year.  Key marketing activities included: our ‘Family is Who You Love’ and Pride campaigns, celebrating our brands’ multi-generational appeal and the diversity of modern families, our spring golf partnerships,   and the Earth Day launch of our Earth Polo, made entirely of recycled plastic bottles and a water-less dyeing process

o	Elevated our brand voice with our Limited Edition Polo Sport, Pride capsule, and Polo Golf x Justin Thomas Collection as we kicked off our Summer of Sports program
—	Energize Core Products and Accelerate Under-Developed Categories
o
Average unit retail across our direct-to-consumer network was up 1% in the first quarter, on top of an 8% increase last year, with continued increases in Europe and Asia partly offset by a 1% decline in North America as we moved through Spring inventory

o
We continue to expect low to mid-single digit AUR growth for Fiscal ’20, in-line with our long-term plan, driven by our brand elevation and product mix strategy, particularly in our international regions

o	Under-developed categories continued to outpace overall growth, led by momentum in denim and outerwear
—	Drive Targeted Expansion in Our Regions and Channels

o	Continued momentum in international markets, including constant currency revenue growth of 7% in Europe and 8% in Asia, with nearly 30% revenue growth in Mainland China
o	Delivered 5% constant currency comp growth and expanded our store network in Asia, driven by 25 new owned and partnered doors.
—	Lead With Digital
o	Total digital ecosystem sales increased 1%, with nearly 10% growth in International partly offset by softer performance in North America
o	Strong continued global expansion on digital pure play partners with a focus on winning over a new generation of consumers
—	Operate With Discipline to Fuel Growth
o	Adjusted operating margins expanded 110 basis points in the quarter, driven by disciplined cost management and SG&A leverage
o	Adjusted operating expenses, excluding double-digit growth in marketing investments, declined to last year on improved supply chain efficiencies

First Quarter Fiscal 2020 Income Statement Review

Net Revenue. In the first quarter of Fiscal 2020, revenue increased by 3% to $1.4 billion on a reported basis and was up 5% in constant currency, driven by positive results across regions. Foreign currency negatively impacted revenue growth by approximately 220 basis points in the first quarter.

Revenue performance for the Company’s reportable segments in the first quarter compared to the prior year period was as follows:

—
North America Revenue. North America revenue in the first quarter increased 3% to $719 million. North America wholesale revenue increased 2%. In retail, comparable store sales in North America were up 1%, driven by a 1% comp in brick and mortar stores and flat comps at ralphlauren.com.

—
Europe Revenue. Europe revenue in the first quarter increased 2% to $361 million on a reported basis and 7% in constant currency. Europe wholesale revenue was flat on a reported basis and grew 5% in constant currency. In retail, comparable store sales in Europe were up 4%, driven by a 2% increase in brick and mortar stores and a 22% increase in digital commerce.

—
Asia Revenue. Asia revenue in the first quarter increased 4% to $259 million on a reported basis and increased 8% in constant currency, driven by solid growth in retail. Comparable store sales in Asia increased 5%, reflecting growth in both brick and mortar and digital commerce operations.

Gross Profit. Gross profit for the first quarter of Fiscal 2020 was $921 million and gross margin was 64.4%.  Adjusted gross margin was 10 basis points above the prior year on a reported basis and flat in constant currency.

Gross margin benefited from favorable product, geographic, and channel mix, partly offset by increased promotional activity to keep inventories current and healthy.

Operating Expenses. Operating expenses in the first quarter of Fiscal 2020 were $778 million on a reported basis, including $31 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $747 million, up 1% to prior year. Excluding marketing investments, adjusted operating expenses were down slightly to last year.

Adjusted operating expense rate was 52.3%, 100 basis points below the prior year period, excluding restructuring-related and other charges. This decrease was driven by leverage of fixed expenses on sales growth and cost reduction initiatives, partly offset by planned increases in marketing investments.

Operating Income. Operating income for the first quarter of Fiscal 2020 was $143 million on a reported basis, including restructuring-related and other charges of $31 million, and operating margin was 10.0%. Adjusted operating income was $175 million and adjusted operating margin was 12.2%, 110 basis points above the prior year, excluding restructuring-related and other charges from both periods.

—
North America Operating Income. North America operating income in the first quarter was $158 million on both a reported and adjusted basis. Adjusted North America operating margin was 21.9%, down 100 basis points from last year.

—
Europe Operating Income. Europe operating income in the first quarter was $79 million on a reported and $80 million on an adjusted basis. Adjusted Europe operating margin was 22.0%, up 100 basis points to the prior year period. In constant currency, the adjusted operating margin increased 10 basis points.

—
Asia Operating Income. Asia operating income in the first quarter was $48 million on a reported and $49 million on an adjusted basis. Adjusted Asia operating margin was 18.8%, up 150 basis points to the prior year and 180 basis points higher in constant currency.

Net Income and EPS. On a reported basis, net income in the first quarter of Fiscal 2020 was $117 million or $1.47 per diluted share. On an adjusted basis, net income was $142 million, or $1.77 per diluted share, excluding restructuring-related and other charges. This compared to net income of $109 million, or $1.31 per diluted share on a reported basis, and net income of $128 million, or $1.54 per diluted share on an adjusted basis, for the first quarter of Fiscal 2019.

In the first quarter of Fiscal 2020, the Company had an effective tax rate of 20.1% on a reported basis and 20.5% on an adjusted basis, excluding restructuring and related other charges. This compared to an effective tax rate of 18% on both a reported and adjusted basis, excluding restructuring and related other charges, in the prior year period.

Balance Sheet and Cash Flow Review

The Company ended the first quarter of Fiscal 2020 with $2.0 billion in cash and short and long term investments and $692 million in total debt, compared to $2.1 billion and $587 million, respectively, at the end of the first quarter of Fiscal 2019.

Inventory at the end of the first quarter of Fiscal 2020 was $989 million, up 11% compared to the prior year period, including increases in Europe and Asia to support growth initiatives.

The Company repurchased approximately $150 million of Class A Common Stock during the first quarter. Approximately $1.1 billion remained available under the Company’s authorized share repurchase programs at the end of the first quarter.

Full Year Fiscal 2020 and Second Quarter Outlook

The full year Fiscal 2020 and second quarter guidance excludes restructuring-related and other charges, as described in the “Non-U.S. GAAP Financial Measures” section of this press release.

For Fiscal 2020, the Company continues to expect net revenues to increase 2% to 3%. Foreign currency is expected to negatively impact revenue growth by 90 to 100 basis points in Fiscal 2020.

The Company continues to expect operating margin for Fiscal 2020 to increase 40 to 60 basis points in constant currency. Foreign currency is expected to negatively impact operating margin by about 10 to 20 basis points in Fiscal 2020.

In the second quarter of Fiscal 2020, the Company expects net revenue to be up about 1% in constant currency. Foreign currency is expected to pressure revenue growth by approximately 90 to 100 basis points in the second quarter of Fiscal 2020.

Operating margin for the second quarter of Fiscal 2020 is expected to be up 40 to 60 basis points in constant currency. Foreign currency is expected to negatively impact operating margin by about 20 basis points in the second quarter.

We continue to expect the full year Fiscal 2020 tax rate to be approximately 22%. Second quarter of Fiscal 2020 tax rate is estimated at approximately 23%.

The Company continues to plan capital expenditures of approximately $300 million for Fiscal 2020.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, July 30th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209.  To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter 2020 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, July 30, 2019 through 6:00 P.M. Eastern, Tuesday, August 6, 2019 by dialing 203-369-1401 or 866-463-4964 and entering passcode 3914.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, accessories, home,

fragrances, and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps, and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://corporate.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company’s future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “project,” “we believe,” “can,” “will,” and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company’s expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; the impact to our business resulting from changes in consumers’ ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from the United Kingdom’s decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors’ expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	June 29,	March 30,	June 30,
	2019	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$648.4	$584.1	$532.3
Short-term investments	1,280.7	1,403.4	1,487.7
Accounts receivable, net of allowances	290.7	398.1	260.0
Inventories	988.6	817.8	890.0
Income tax receivable	33.0	32.1	37.3
Prepaid expenses and other current assets	412.7	359.3	342.8
Total current assets	3,654.1	3,594.8	3,550.1

Property and equipment, net	987.0	1,039.2	1,141.7
Operating lease right-of-use assets	1,415.8	-	-
Deferred tax assets	94.3	67.0	70.7
Goodwill	925.3	919.6	928.7
Intangible assets, net	158.2	163.7	181.4
Other non-current assets(a)	109.0	158.5	162.7
Total assets	$7,343.7	$5,942.8	$6,035.3

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$-	$-	$299.0
Accounts payable	351.5	202.3	202.7
Income tax payable	45.3	29.4	45.4
Current portion of operating lease liabilities	293.8	-	-
Accrued expenses and other current liabilities	900.4	968.4	1,016.6
Total current liabilities	1,591.0	1,200.1	1,563.7

Long-term debt	692.1	689.1	288.0
Long-term operating lease liabilities	1,483.9	-	-
Income tax payable	146.7	146.7	124.8
Non-current liability for unrecognized tax benefits	77.9	78.8	77.8
Other non-current liabilities	339.3	540.9	560.0
Total liabilities	4,330.9	2,655.6	2,614.3

Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,516.8	2,493.8	2,426.7
Retained earnings	5,878.6	5,979.1	5,805.4
Treasury stock, Class A, at cost	(5,274.7)	(5,083.6)	(4,711.0)
Accumulated other comprehensive loss	(109.2)	(103.4)	(101.4)
Total equity	3,012.8	3,287.2	3,421.0
Total liabilities and equity	$7,343.7	$5,942.8	$6,035.3

Net Cash (incl. LT Investments)	1,271.1	1,343.3	1,502.5
Cash & Investments (ST & LT)	1,963.2	2,032.4	2,089.5

Net Cash (excl. LT Investments)	1,237.0	1,298.4	1,433.0
Cash & ST Investments	1,929.1	1,987.5	2,020.0

(a) Includes non-current investments of:	$34.1	$44.9	$69.5

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	June 29,	June 30,
	2019	2018

North America	$719.4	$697.6
Europe	360.8	355.3
Asia	258.6	248.0
Other non-reportable segments	90.0	89.7
Net revenues	1,428.8	1,390.6
Cost of goods sold	(508.0)	(494.9)
Gross profit	920.8	895.7
Selling, general, and administrative expenses	(746.7)	(741.9)
Impairment of assets	(1.2)	(1.3)
Restructuring and other charges	(29.6)	(22.4)
Total other operating expenses, net	(777.5)	(765.6)
Operating income	143.3	130.1
Interest expense	(4.2)	(4.4)
Interest income	11.6	9.2
Other expense, net	(4.1)	(2.0)
Income before income taxes	146.6	132.9
Income tax provision	(29.5)	(23.9)
Net income	$117.1	$109.0
Net income per common share - Basic	$1.50	$1.33
Net income per common share - Diluted	$1.47	$1.31
Weighted average common shares outstanding - Basic	78.2	81.9
Weighted average common shares outstanding - Diluted	79.9	83.3
Dividends declared per share	$0.6875	$0.625

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	Three Months Ended
	June 29,	June 30,
	2019	2018
Cash flows from operating activities:
Net income	$117.1	$109.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	66.2	70.3
Deferred income tax expense (benefit)	(8.1)	7.3
Non-cash stock-based compensation expense	23.0	21.5
Non-cash impairment of assets	1.2	1.3
Non-cash restructuring-related inventory charges	0.6	-
Other non-cash charges (benefits)	(1.9)	5.8
Changes in operating assets and liabilities:
Accounts receivable	108.6	153.8
Inventories	(166.3)	(147.1)
Prepaid expenses and other current assets	(48.8)	(35.9)
Accounts payable and accrued liabilities	82.9	(0.1)
Income tax receivables and payables	13.3	19.4
Deferred income	1.8	(4.8)
Other balance sheet changes	7.8	30.1
Net cash provided by operating activities	197.4	230.6

Cash flows from investing activities:
Capital expenditures	(49.4)	(42.3)
Purchases of investments	(173.5)	(1,250.1)
Proceeds from sales and maturities of investments	308.4	469.8
Acquisitions and ventures	0.9	(4.5)
Proceeds from sale of property	20.8	-
Net cash provided by (used in) investing activities	107.2	(827.1)

Cash flows from financing activities:
Repayments of short-term debt	-	(9.9)
Payments of finance lease obligations	(4.9)	(5.7)
Payments of dividends	(48.8)	(40.6)
Repurchases of common stock, including shares surrendered for tax withholdings	(191.1)	(130.0)
Proceeds from exercise of stock options	-	21.8
Net cash used in financing activities	(244.8)	(164.4)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	5.1	(18.8)
Net increase (decrease) in cash, cash equivalents, and restricted cash	64.9	(779.7)
Cash, cash equivalents, and restricted cash at beginning of period	626.5	1,355.5
Cash, cash equivalents, and restricted cash at end of period	$691.4	$575.8

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Effective beginning in the first quarter of Fiscal 2020, operating results related to the Company's business in Latin America are included within its Europe segment due to a change in the way in which the Company manages this business. Previously, such results were included within the Company's other non-reportable segments. All prior period segment information has been recast to reflect this change on a comparative basis.

Net revenues and operating income for the periods ended June 29, 2019 and June 30, 2018 for each segment were as follows:

	Three Months Ended
	June 29,	June 30,
	2019	2018

Net revenues:
North America	$719.4	$697.6
Europe	360.8	355.3
Asia	258.6	248.0
Other non-reportable segments	90.0	89.7
Total net revenues	$1,428.8	$1,390.6

Operating income:
North America	$157.9	$159.9
Europe	79.4	73.7
Asia	48.1	42.7
Other non-reportable segments	32.9	31.0
	318.3	307.3

Unallocated corporate expenses	(145.4)	(154.8)
Unallocated restructuring and other charges	(29.6)	(22.4)
Total operating income	$143.3	$130.1

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Comparable Store Sales Data

Three Months Ended
June 29, 2019 % Change
Constant Currency
North America
Digital commerce	-%
Excluding Digital commerce	1%
Total North America	1%

Europe
Digital commerce	22%
Excluding Digital commerce	2%
Total Europe	4%

Asia
Digital commerce	26%
Excluding Digital commerce	4%
Total Asia	5%
Total Ralph Lauren	2%

Operating Segment Net Revenue Data

	Three Months Ended		% Change
	June 29, 2019	June 30, 2018	As Reported	Constant Currency
North America	$719.4	$697.6	3.1%	3.3%
Europe	360.8	355.3	1.5%	7.1%
Asia	258.6	248.0	4.3%	7.8%
Other non-reportable segments	90.0	89.7	0.3%	0.5%
Net revenues	$1,428.8	$1,390.6	2.7%	4.9%

RALPH LAUREN CORPORATION
Revenue by Sales Channel
(in millions)
(Unaudited)

	Three Months Ended
	June 29, 2019					June 30, 2018
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total

Sales Channel:
Wholesale	$316.3	$142.3	$12.1	$1.8	$472.5	$310.1	$142.7	$12.6	$0.8	$466.2
Retail	403.1	218.5	246.5	49.5	917.6	387.5	212.6	235.4	49.9	885.4
Licensing	-	-	-	38.7	38.7	-	-	-	39.0	39.0
Total net revenues	$719.4	$360.8	$258.6	$90.0	$1,428.8	$697.6	$355.3	$248.0	$89.7	$1,390.6

RALPH LAUREN CORPORATION
Global Retail Store Network

	June 29,	June 30,
	2019	2018

North America
Ralph Lauren Stores	41	42
Polo Factory Stores	183	178
Total Directly Operated Stores	224	220
Concessions	3	2

Europe
Ralph Lauren Stores	26	20
Polo Factory Stores	66	63
Total Directly Operated Stores	92	83
Concessions	29	25

Asia
Ralph Lauren Stores	59	53
Polo Factory Stores	60	54
Total Directly Operated Stores	119	107
Concessions	624	604

Other
Club Monaco Stores	75	74
Club Monaco Concessions	5	2

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	126	115
Polo Factory Stores	309	295
Club Monaco Stores	75	74
Total Directly Operated Stores	510	484
Concessions	661	633

Global Licensed Stores
Total Licensed Stores	262	279

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	June 29, 2019
	As Reported	Total Adjustments(a)(b)	As Adjusted
Net revenues	$1,428.8	$-	$1,428.8
Gross profit	920.8	0.6	921.4
Gross profit margin	64.4%		64.5%
Total other operating expenses, net	(777.5)	30.8	(746.7)
Operating expense margin	54.4%		52.3%
Operating income	143.3	31.4	174.7
Operating margin	10.0%		12.2%
Income before income taxes	146.6	31.4	178.0
Income tax provision	(29.5)	(7.0)	(36.5)
Effective tax rate	20.1%		20.5%
Net income	$117.1	$24.4	$141.5
Net income per diluted common share	$1.47		$1.77
Weighted average common shares outstanding - Diluted	79.9		79.9
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$157.9	$-	$157.9
Operating margin	21.9%		21.9%
Europe	79.4	0.1	79.5
Operating margin	22.0%		22.0%
Asia	48.1	0.5	48.6
Operating margin	18.6%		18.8%
Other non-reportable segments	32.9	-	32.9
Operating margin	36.5%		36.5%
Unallocated corporate expenses and restructuring and other charges	(175.0)	30.8	(144.2)
Total operating income	$143.3	$31.4	$174.7

 RALPH LAUREN CORPORATION
 Reconciliation of Certain Non-U.S. GAAP Financial Measures
 (in millions, except per share data)
 (Unaudited)

	Three Months Ended
	June 30, 2018
	As Reported	Total Adjustments(a)(c)	As Adjusted
Net revenues	$1,390.6	$-	$1,390.6
Gross profit	895.7	-	895.7
Gross profit margin	64.4%		64.4%
Total other operating expenses, net	(765.6)	23.7	(741.9)
Operating expense margin	55.1%		53.3%
Operating income	130.1	23.7	153.8
Operating margin	9.4%		11.1%
Income before income taxes	132.9	23.7	156.6
Income tax provision	(23.9)	(4.8)	(28.7)
Effective tax rate	18.0%		18.3%
Net income	$109.0	$18.9	$127.9
Net income per diluted common share	$1.31		$1.54
Weighted average common shares outstanding - Diluted	83.3		83.3
SEGMENT INFORMATION -
OPERATING INCOME:
North America	$159.9	$-	$159.9
Operating margin	22.9%		22.9%
Europe	73.7	1.0	74.7
Operating margin	20.8%		21.0%
Asia	42.7	0.2	42.9
Operating margin	17.2%		17.3%
Other non-reportable segments	31.0	-	31.0
Operating margin	34.6%		34.6%
Unallocated corporate expenses and restructuring and other charges	(177.2)	22.5	(154.7)
Total operating income	$130.1	$23.7	$153.8

RALPH LAUREN CORPORATION
Footnotes to Non-U.S. GAAP Financial Measures

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations.  Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended June 29, 2019 include (i) other charges of $22.6 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (ii) charges of $8.8 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, and inventory-related charges.

(c)
Adjustments for the three months ended June 30, 2018 include (i) charges of $16.0 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; and (ii) other charges of $7.7 million primarily related to its customs audit and depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company’s restructuring plans, as well as certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax provision has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company’s full year Fiscal 2020 and second quarter Fiscal 2020 guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to our restructuring plans, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company’s financial outlook excludes estimated pretax charges of approximately $20 million to $45 million related to its Fiscal 2019 Restructuring Plan.

Source: Ralph Lauren Corporation

Ralph Lauren
Investor Relations:
Corinna Van der Ghinst
IR@ralphlauren.com
or
Corporate Communications:
rl-press@ralphlauren.com